Exhibit 99.1

HERSHA HOSPITALITY TRUST
510 Walnut Street, 9th Floor
Philadelphia, PA 19016
Phone: 215-238-1046
Fax: 215-238-0157
www.hersha.com

For Immediate Release
Contact:	Ashish Parikh, CFO
Ph: (215) 238-1046

HERSHA HOSPITALITY ANNOUNCES
SECOND QUARTER 2010 RESULTS

-  Increased Consolidated Hotel EBITDA by 35.3% -
-  Consolidated Hotel RevPAR Improved 13.3% -
- Hotel EBITDA Margins Improved 160 basis points to 40.8% -
- New York City Portfolio Margins Expanded 396 basis points to 44.8% -
- Increased 2010 Guidance Expectations -

Philadelphia, PA, August 4, 2010 -- Hersha Hospitality Trust (NYSE: HT), owner of select service and upscale hotels in major metropolitan markets, today announced results for the second quarter ended June 30, 2010.

Financial Results

For the second quarter ended June 30, 2010, net income applicable to common shareholders increased to $3.4 million, or $0.02 per diluted common share, compared to a net loss of $(0.2) million, or $(0.01) per diluted common share for the comparable quarter of 2009.

Adjusted Funds from Operation (“AFFO”) in the second quarter was $19.1 million, compared to $14.4 million in the second quarter of 2009.  AFFO per diluted common share and limited partnership unit was $0.13 compared to $0.25 for the same quarter of 2009.  AFFO per share was impacted by an increase in the Company’s weighted average diluted share and OP Unit count to approximately 149.6 million in the second quarter of 2010 from approximately 56.7 million in the comparable quarter of 2009.

An explanation of FFO, AFFO, EBITDA, Adjusted EBITDA and Hotel EBITDA, as well as reconciliations to the most directly comparable U.S. GAAP measures, is included at the end of this release.

Mr. Jay H. Shah, Hersha Hospitality’s Chief Executive Officer, stated, “Our second quarter results clearly demonstrate that the recovery in the lodging sector is underway and that our portfolio is well positioned to outperform in this recovery.  Because of the strength of our key urban markets, particularly New York City and Boston, our revenue management strategy was more aggressive last quarter and we expect it to remain so for the foreseeable future.  We leveraged high occupancy levels to drive meaningful rate growth in select urban markets.  As expected, this rate-driven RevPAR growth is flowing through to the bottom line and is resulting in margin expansion and earnings growth.  Also, the performance of our consolidated portfolio versus the same store, affirms that our recent acquisitions are having a positive impact on our portfolio wide EBITDA margins.  As the properties that we recently acquired stabilize and increase their market share, we expect additional contributions from these newly acquired assets.”

Mr. Shah continued, “There appears to be a consistent improvement in our key strategic markets despite the economic headwinds.  The Company anticipates benefiting from its portfolio concentration in key urban gateway markets, which historically lead economic recoveries. We will remain disciplined as we continue to drive leading portfolio performance across the recovery.”

Operating Results

For the quarter ended June 30, 2010, revenue per available room (“RevPAR”) for the Company's consolidated hotels was up 13.3% to $106.21 compared to $93.78 in the prior year period.  The Company’s average daily rate (“ADR”) increased by 7.9% to $136.59 and occupancy increased by 371 basis points to 77.76% from 74.05%.

Hotel earnings before interest, taxes, depreciation, and amortization (“Hotel EBITDA”) for Hersha's consolidated hotels was $30.4 million for the quarter ended June 30, 2010 compared to $22.5 million for the same period in 2009.  Hotel EBITDA margins improved 160 basis points year over year during the second quarter of 2010 from approximately 39.2% to 40.8%, due primarily to the ADR growth in the quarter, combined with Company’s effective asset management strategies and the addition of the Company’s newest  acquisitions in New York City.

On a same-store basis for Hersha's consolidated hotels (55 hotels), RevPAR for the quarter ended June 30, 2010 was up 5.2% to $98.34 compared to $93.50 in the prior year period.  The Company’s average daily rate (“ADR”) increased by 1.4% to $128.31 and occupancy increased by 276 basis points to 76.64% from 73.88%.

Same-store consolidated Hotel EBITDA for the quarter ended June 30, 2010 was $24.1 million compared to $22.5 million for the quarter ended June 30, 2009. The Company's same-store Hotel EBITDA margin was 39.4% in the second quarter of 2010 compared to 38.8% in the second quarter of 2009.

New York City

Including the acquisitions completed in the first six months of 2010, the New York City portfolio, which includes the five boroughs, now consists of 13 consolidated hotels and accounts for 22.0% of the Company’s consolidated hotel rooms.  For the second quarter of 2010, the Company’s New York City consolidated portfolio of hotels realized a 14.2% growth in RevPAR to $169.04, driven by a 14.8% increase in ADR, while occupancies remained relatively consistent at approximately 90%.   During the same period, Hotel EBITDA margins for this portfolio improved 396 basis points to 44.8% as a result of the Company’s revenue management strategies that focused on growing ADR, maintaining aggressive cost containment programs and the continuing stabilization of our newly acquired assets.

Hersha’s New York City portfolio includes five relatively new properties that are still ramping up their operations but were accretive to the Company’s results in the second quarter.  The Company acquired the Hilton Garden Inn Tribeca in June 2009, the three properties acquired in Times Square in February 2010, and the Holiday Inn Wall Street in May 2010.  All of these assets were newly constructed and opened at various times in 2009.  The Company’s consolidated New York City hotel portfolio outperformed its same store New York City portfolio, illustrating the strength of these newly acquired assets.  With the addition of these five assets, the average age of the Company’s NYC portfolio is approximately two and a half years.

During the second quarter, the Company’s same store Manhattan only portfolio realized a 13.2% growth in RevPAR to $180.15, driven by a 13.2% increase in ADR, and stable occupancy of 92.4%.   The strong levels of occupancy and ADR driven growth resulted in an expansion of EBITDA margins by 329 basis points to 47.0% and 85.4% flow-through on incremental revenues to the Company’s gross operating profit.

Financing

As of June 30, 2010, the Company had $44.7 million of borrowings on its $135.0 million committed line of credit, $35.4 million in cash and escrows and no debt maturities for the remainder of 2010.  Approximately 92 percent of the Company’s debt is fixed or capped with a weighted average interest rate of 5.97% and a weighted average life to maturity of 6.8 years.

Acquisitions

On April 13, 2010, the Company purchased from a third party lender the outstanding mortgage loan to one of its unconsolidated joint ventures that owns a Courtyard by Marriott in Boston, MA, in which the Company owns a 50% interest.  The Courtyard South Boston was opened in 2005 and remains a core urban holding for the Company.  Based upon the purchase price of the note, the Company’s basis in the 164 room asset is $13.8 million or approximately $84,000 per room.  As a result of this transaction, this asset is now recorded as a consolidated hotel in the Company’s financial statements.

Subsequent Event

In July 2010, the Company sold its Holiday Inn Express, New Columbia, PA for $3.0 million.  The 81-room property had been acquired in December 1997 and was a non-strategic asset.  The sale price represented a 7.7% capitalization rate and was 11 times trailing twelve month Hotel EBITDA.

Financial Outlook for 2010

The Company is increasing the previously provided expectations for full-year 2010. The outlook assumes that operating conditions remain challenging but continue to stabilize as the year progresses.

Based on this outlook, the Company is introducing the following expectations for the total consolidated portfolio and is increasing the outlook for its same store consolidated assets for the full 2010 calendar year as follows:

•	Total consolidated portfolio RevPAR for 2010 in the range of a 10.0% to 12.0% increase versus 2009.

•	Total portfolio Hotel EBITDA margin improvement of 150 basis points to 250 basis points.

•	Same store RevPAR for 2010 in the range of a 3.0% to 5.0% increase versus 2009, increased from its prior expectations of a 2.0% decline to a 1.0% increase versus 2009.

•	Same store Hotel EBITDA margin improvement of 50 basis points to 100 basis points, compared to its prior range of deterioration of 100 basis points to 200 basis points.

Dividend

For the second quarter of 2010, Hersha Hospitality Trust paid dividends of $0.05 per common share and limited partnership unit. The Company also paid a second quarter cash dividend of $0.50 per Series A Preferred Share.

Second Quarter 2010 Earnings Release and Conference Call

The Company will host a conference call to discuss the results at 9:00 AM Eastern time on Thursday, August 5, 2010.  The live conference call can be accessed by dialing (888) 296-4206 or (719) 785-9450 for international participants.  A replay of the call will be available from 12:00 noon Eastern time on August 5, 2010, through midnight Eastern time on August 19, 2010. The replay can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international participants.  The passcode for the call and the replay is 2989014.

About Hersha Hospitality

Hersha Hospitality Trust is a self-advised real estate investment trust, which owns interests in 75 hotels, totaling 9,842 rooms, primarily along the Northeast Corridor from Boston to Washington D.C. Hersha also owns hotels in Northern California and Scottsdale, Arizona. Hersha focuses on upscale, mid-scale and extended stay hotels in major metropolitan markets.

Forward Looking Statement

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement.  These forward-looking statements include statements related to anticipated economic recovery and the recovery’s impact on the Company’s hotels, the Company’s ability to capitalize on selective opportunities in the future, stabilization in hotel operating metrics (including operating metrics with respect to the Company’s consolidated portfolio of New York City hotels) and the Company’s expectations related to the financial outlook for the full 2010 calendar year. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission.

HERSHA HOSPITALITY TRUST
Balance Sheet
(in thousands, except shares and per share data)

	June 30, 2010	December 31, 2009
Assets:
Investment in Hotel Properties, net of Accumulated Depreciation	$1,152,597	$938,954
Investment in Unconsolidated Joint Ventures	35,700	39,182
Development Loans Receivable	40,329	46,094
Cash and Cash Equivalents	17,949	11,404
Escrow Deposits	17,471	16,174
Hotel Accounts Receivable, net of allowance for doubtful accounts of $64 and $34	12,333	7,103
Deferred Financing Costs, net of Accumulated Amortization of $4,760 and $4,262	7,715	8,696
Due from Related Parties	3,507	2,394
Intangible Assets, net of Accumulated Amortization of $927 and $803	7,855	7,542
Other Assets	12,679	12,428
Assets Held for Sale	23,555	21,073

Total Assets	$1,331,690	$1,111,044

Liabilities and Equity:
Line of Credit	$44,700	$79,200
Mortgages and Notes Payable, net of unamortized discount of $1,146 and $49	648,196	645,351
Accounts Payable, Accrued Expenses and Other Liabilities	23,566	16,216
Dividends and Distributions Payable	8,362	4,293
Due to Related Parties	542	769
Liabilities Related to Assets Held for Sale	20,861	20,892

Total Liabilities	746,227	766,721

Redeemable Noncontrolling Interests - Common Units	$14,166	$14,733

Equity:
Shareholders' Equity:
Preferred Shares - 8% Series A, $.01 Par Value, 29,000,000 shares authorized, 2,400,000 Shares Issued and Outstanding (Aggregate Liquidation Preference $60,000) at June 30, 2010 and December 31, 2009	24	24
Common Shares - Class A, $.01 Par Value, 300,000,000 and 150,000,000 Shares Authorized at June 30, 2010 and December 31, 2009, 139,229,394 and 57,682,917 Shares Issued and Outstanding at June 30, 2010 and December 31, 2009, respectively	1,392	577
Common Shares - Class B, $.01 Par Value, 1,000,000 Shares Authorized, None Issued and Outstanding	-	-
Accumulated Other Comprehensive Loss	(360)	(160)
Additional Paid-in Capital	757,955	487,481
Distributions in Excess of Net Income	(212,015)	(185,725)
Total Shareholders' Equity	546,996	302,197

Noncontrolling Interests:
Noncontrolling Interests - Common Units	23,801	27,126
Noncontrolling Interests - Consolidated Joint Ventures	500	267
Total Noncontrolling Interests	24,301	27,393

Total Equity	571,297	329,590

Total Liabilities and Equity	$1,331,690	$1,111,044

HERSHA HOSPITALITY TRUST
Summary Results
(in thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Revenues:
Hotel Operating Revenues	$74,564	$57,352	$123,718	$99,526
Interest Income from Development Loans	1,176	2,166	2,550	4,563
Other Revenue	188	161	353	390
Total Revenues	75,928	59,679	126,621	104,479

Operating Expenses:
Hotel Operating Expenses	39,618	31,310	71,565	59,237
Hotel Ground Rent	354	291	646	583
Real Estate and Personal Property Taxes and Property Insurance	4,640	3,363	8,672	6,547
General and Administrative	1,903	1,371	4,737	2,850
Stock Based Compensation	1,499	499	2,156	921
Acquisition and Terminated Transaction Costs	222	37	3,558	44
Depreciation and Amortization	12,728	10,713	24,738	21,106
Total Operating Expenses	60,964	47,584	116,072	91,288

Operating Income	14,964	12,095	10,549	13,191

Interest Income	16	50	57	110
Interest Expense	10,953	10,811	22,310	21,041
Other Expense	86	31	178	81
Loss on Debt Extinguishment	2	-	733	-
Income (Loss) before Income (Loss) from Unconsolidated Joint Venture Investments and Discontinued Operations	3,939	1,303	(12,615)	(7,821)

Unconsolidated Joint Ventures
Loss from Unconsolidated Joint Venture Investments	(131)	(395)	(1,171)	(1,724)
Gain from Remeasurement of Investment in Unconsolidated Joint Ventures	2,190	-	4,008	-
Income (Loss) from Unconsolidated Joint Venture Investments	2,059	(395)	2,837	(1,724)

Income (Loss) from Continuing Operations	5,998	908	(9,778)	(9,545)

Discontinued Operations
(Loss) Income from Discontinued Operations	(291)	576	(852)	346

Net Income (Loss)	5,707	1,484	(10,630)	(9,199)

(Income) Loss Allocated to Noncontrolling Interests	(1,151)	(451)	564	1,602
Preferred Distributions	(1,200)	(1,200)	(2,400)	(2,400)

Net Income (Loss) Applicable to Common Shareholders	$3,356	$(167)	$(12,466)	$(9,997)

Earnings per Share:
BASIC
Income (Loss) from Continuing Operations Applicable to Common Shareholders	$0.02	$(0.01)	$(0.10)	$(0.22)
Income (Loss) from Discontinued Operations	0.00	0.00	(0.01)	0.01

Net Income (Loss) Applicable to Common Shareholders	$0.02	$(0.01)	$(0.11)	$(0.21)

DILUTED
Income (Loss) from Continuing Operations Applicable to Common Shareholders	$0.02	$(0.01)	$(0.10)	$(0.22)
Income (Loss) from Discontinued Operations	0.00	0.00	(0.01)	0.01

Net Income (Loss) Applicable to Common Shareholders	$0.02	$(0.01)	$(0.11)	$(0.21)

Weighted Average Common Shares Outstanding:
Basic	137,200,796	47,964,818	118,360,826	47,876,175
Diluted	140,351,846	47,964,818	118,360,826	47,876,175

Non-GAAP Measures

FFO and AFFO

The National Association of Real Estate Investment Trusts (“NAREIT”) developed Funds from Operations (“FFO”) as a non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  We calculate FFO applicable to common shares and Partnership units in accordance with the April 2002 National Policy Bulletin of NAREIT, which we refer to as the White Paper.   The White Paper defines FFO as net income (loss) (computed in accordance with GAAP) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated assets, plus certain non-cash items, such as depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  Our interpretation of the NAREIT definition is that noncontrolling interest in net income (loss) should be added back to (deducted from) net income (loss) as part of reconciling net income (loss) to FFO. Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do.

The GAAP measure that we believe to be most directly comparable to FFO, net income (loss) applicable to common shares, includes depreciation and amortization expenses, gains or losses on property sales and noncontrolling interest.  In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from our property operations.

Hersha also presents Adjusted Funds from Operations (AFFO), which reflects FFO in accordance with the NAREIT definition further adjusted by:

•	adding back write-offs of deferred financing costs on debt extinguishment, both for consolidated and unconsolidated properties;
•	adding back amortization of deferred financing costs;
•	making adjustments for the amortization of original issue discount/premium;
•	adding back non-cash stock expense;
•	adding back non-cash impairment expenses;
•	adding back acquisition and terminated transaction expenses;
•	adding back FFO attributed to our partners in consolidated joint ventures; and
•	making adjustments to ground lease payments, which are required by GAAP to be amortized on a straight-line basis over the term of the lease, to reflect the actual lease payment.

FFO and AFFO do not represent cash flows from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indication of Hersha’s performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO and AFFO to be meaningful, additional measures of our operating performance because they exclude the effects of the assumption that the value of real estate assets diminishes predictably over time, and because they are widely used by industry analysts as performance measures. We show both FFO from consolidated hotel operations and FFO from unconsolidated joint ventures because we believe it is meaningful for the investor to understand the relative contributions from our consolidated and unconsolidated hotels. The display of both FFO from consolidated hotels and FFO from unconsolidated joint ventures allows for a detailed analysis of the operating performance of our hotel portfolio by management and investors.  We present FFO and AFFO applicable to common shares and Partnership units because our Partnership units are redeemable for common shares.  We believe it is meaningful for the investor to understand FFO and AFFO applicable to all common shares and Partnership units.

The following table reconciles FFO and AFFO for the periods presented to the most directly comparable GAAP measure, net income (loss) applicable to common shares, for the same periods:

HERSHA HOSPITALITY TRUST
Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)
(in thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009

Net income (loss) applicable to common shares	$3,356	$(167)	$(12,466)	$(9,997)
Income (loss) allocated to noncontrolling interest	1,151	451	(564)	(1,602)
(Income) loss from unconsolidated joint ventures	(2,059)	395	(2,837)	1,724
Depreciation and amortization	12,728	10,713	24,738	21,106
Depreciation and amortization from discontinued operations	42	537	87	1,082
FFO allocated to noncontrolling interests in consolidated joint ventures	(124)	(287)	-	(75)
Funds from consolidated hotel operations applicable to common shares and Partnership units	15,094	11,642	8,958	12,238

Income (loss) from unconsolidated joint venture investments	2,059	(395)	2,837	(1,724)
Less:
Gain from remeasurement of investment in unconsolidated joint ventures	(2,190)	-	(4,008)	-
Add:
Depreciation and amortization of purchase price in excess of historical cost	509	525	1,017	1,046
Interest in depreciation and amortization of unconsolidated joint ventures	1,152	1,184	1,381	1,725
Funds from unconsolidated joint venture operations applicable to common shares and Partnership units	1,530	1,314	1,227	1,047

Funds from Operations applicable to common shares and Partnership units	16,624	12,956	10,185	13,285

Add:
FFO allocated to noncontrolling interests in consolidated joint ventures	124	287	-	75
Acquisition and terminated transaction costs	222	37	3,558	44
Amortization of deferred financing costs	537	524	1,076	1,059
Deferred financing costs written off in debt extinguishment	2	-	733	-
Amortization of discounts and premiums	55	3	108	6
Non cash stock compensation expense	1,499	499	2,156	921
Straight-line amortization of ground lease expense	66	69	131	138

Adjusted Funds from Operations	$19,129	$14,375	$17,947	$15,528

AFFO per Diluted Weighted Average Common Shares and Units Outstanding	$0.13	$0.25	$0.14	$0.27

Diluted Weighted Average Common Shares and Units Outstanding	149,590,981	56,711,118	130,021,004	56,622,475

Adjusted EBITDA

Adjusted Earnings Before Interest, Taxes, and Depreciation and Amortization (EBITDA) is a non-GAAP financial measure within the meaning of the Securities and Exchange Commission rules. Our interpretation of Adjusted EBITDA is that EBITDA derived from our investment in unconsolidated joint ventures should be added back to net income (loss) as part of reconciling net income (loss) to Adjusted EBITDA. Our Adjusted EBITDA computation may not be comparable to EBITDA or Adjusted EBITDA reported by other companies that interpret the definition of EBITDA differently than we do. Management believes Adjusted EBITDA to be a meaningful measure of a REIT's performance because it is widely followed by industry analysts, lenders and investors and that it should be considered along with, but not as an alternative to, net income, cash flow, FFO and AFFO, as a measure of the company's operating performance.

HERSHA HOSPITALITY TRUST
Adjusted EBITDA
(in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009

Net income (loss) applicable to common shares	$3,356	$(167)	$(12,466)	$(9,997)
Less:
(Income) Loss from unconsolidated joint ventures	(2,059)	395	(2,837)	1,724
Interest income	(16)	(50)	(57)	(110)
Add:
Income (loss) allocated to noncontrolling interest	1,151	451	(564)	(1,602)
Distributions to Series A Preferred Shareholders	1,200	1,200	2,400	2,400
Interest expense from continuing operations	10,953	10,811	22,310	21,041
Interest expense from discontinued operations	388	378	772	767
Deferred financing costs written off in debt extinguishment	2	-	733	-
Depreciation and amortization from continuing operations	12,728	10,713	24,738	21,106
Depreciation and amortization from discontinued operations	42	537	87	1,082
Acquisition and terminated transaction costs	222	37	3,558	44
Non-cash stock compensation expense	1,499	499	2,156	921
Straight-line amortization of ground lease expense	66	69	131	138

Adjusted EBITDA from consolidated hotel operations	29,532	24,873	40,961	37,514

Income (Loss) from unconsolidated joint venture investments	2,059	(395)	2,837	(1,724)
Add:
Gain on remeasurement of investment in unconsolidated joint ventures	(2,190)	-	(4,008)	-
Depreciation and amortization of purchase price in excess of historical cost	509	525	1,017	1,046
Adjustment for interest in interest expense, depreciation and amortization of unconsolidated joint ventures	4,355	5,148	6,990	8,063

Adjusted EBITDA from unconsolidated joint venture operations	4,733	5,278	6,836	7,385

Adjusted EBITDA	$34,265	$30,151	$47,797	$44,899

Hotel EBITDA

Hotel EBITDA is a commonly used measure of performance in the hotel industry for a specific hotel or group of hotels. We believe Hotel EBITDA provides a more complete understanding of the operating results of the individual hotel or group of hotels. We calculate Hotel EBITDA by utilizing the total revenues generated from hotel operations less all operating expenses, property taxes, insurance and management fees, which calculation excludes Company expenses not specific to a hotel, such as corporate overhead. Because Hotel EBITDA is specific to individual hotels or groups of hotels and not to the Company as a whole, it is not directly comparable to any GAAP measure and should not be relied on as a measure of performance for our portfolio of hotels taken as a whole.

Supplemental Schedules

The Company has published supplemental earnings schedules in order to provide additional disclosure and financial information for the benefit of the Company’s stakeholders.  These can be found in the Investor Relations section and the “SEC Filings and Presentations” page of the Company’s web site, www.hersha.com.